EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)

                               -------------------

                                            Six Months Ended  Three Months Ended
                                              June 30, 2000     June 30, 2000
                                            ----------------  ------------------

Earnings before income taxes                     $ 6,852           $ 3,559

Add (Deduct):
Equity in net earnings of less than 50%
   owned affiliates                                 (127)              (66)
Dividends from less than 50% owned
   affiliates                                         56                31
Fixed charges                                        639               319
Interest capitalized, net of amortization              4                 3
                                                 -------           -------

Earnings available for fixed charges             $ 7,424           $ 3,846
                                                 =======           =======

Fixed charges:
Interest incurred:
   Consumer products                             $   508           $   252
   Financial services                                 53                28
                                                 -------           -------

                                                     561               280

Portion of rent expense deemed to
   represent interest factor                          78                39
                                                 -------           -------

Fixed charges                                    $   639           $   319
                                                 =======           =======

Ratio of earnings to fixed charges                  11.6              12.1
                                                 =======           =======

                                                                      EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)

                               ------------------

                                           Years Ended December 31,
                          --------------------------------------------------------

                            1999        1998        1997        1996        1995
                          --------    --------    --------    --------    --------
Earnings before income
   taxes and cumulative
   effect of accounting
   changes                $ 12,695    $  9,087    $ 10,611    $ 10,683    $  9,347

Add (Deduct):
Equity in net earnings
   of less than 50%
   owned affiliates           (197)       (195)       (207)       (227)       (246)
Dividends from less
   than 50% owned
   affiliates                   56          70         138         160         202
Fixed charges                1,363       1,386       1,438       1,421       1,495
Interest capitalized,
   net of amortization          (2)         (5)        (16)         13           2
                          --------    --------    --------    --------    --------
Earnings available for
   fixed charges          $ 13,915    $ 10,343    $ 11,964    $ 12,050    $ 10,800
                          ========    ========    ========    ========    ========

Fixed charges:
Interest incurred:
   Consumer products      $  1,118    $  1,166    $  1,224    $  1,197    $  1,281
   Financial services           89          77          67          81          84
                          --------    --------    --------    --------    --------

                             1,207       1,243       1,291       1,278       1,365
Portion of rent expense
   deemed to represent
   interest factor             156         143         147         143         130
                          --------    --------    --------    --------    --------

Fixed charges             $  1,363    $  1,386    $  1,438    $  1,421    $  1,495
                          ========    ========    ========    ========    ========
Ratio of earnings to
   fixed charges              10.2         7.5         8.3         8.5         7.2
                          ========    ========    ========    ========    ========